TII NETWORK TECHNOLOGIES
REPORTS SECOND QUARTER 2011 RESULTS

EDGEWOOD, NY – August 15, 2011 – Tii Network Technologies, Inc. (Nasdaq: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, today reported results of operations for the three and six months ended June 30, 2011.

Net sales for the three months ended June 30, 2011 were $13,576,000 compared to $10,345,000 for the comparable prior year period, an increase of $3,231,000 or 31%.  Net sales for the six months ended June 30, 2011 were $28,552,000 compared to $18,088,000 in the comparable prior year period, an increase of $10,464,000 or 58%.  The sales growth was primarily due to sales from the Company’s Porta Copper Products Division acquired on May 19, 2010, sales from the Company’s F2O acquisition on March 11, 2011, and increased sales to existing customers.  Sales from the acquisitions were $4,485,000 and $10,807,000 during the three and six months ended June 30, 2011, respectively, accounting for 81% and 85% of the total sales increase for the three and six month period, respectively.

Operating income for the three months ended June 30, 2011 was $1,366,000 compared to $323,000 in the comparable prior year period, an increase of $1,043,000 or 322%.  The increase was primarily attributable to a $1,133,000 increase in gross profit as a result of the increase in sales, partially offset by a $90,000 increase in operating expenses.  Operating income for the six months ended June 30, 2011 was $2,637,000 compared to an operating income of $1,080,000 in the comparable prior year period, an improvement of $1,557,000.   The improvement was primarily attributable to a $2,525,000 increase in gross profit as a result of the increase in sales, partially offset by a $968,000 increase in operating expenses.

Net income for the three months ended June 30, 2011 was $828,000, or $0.06 per diluted share, compared to $192,000, or $0.01 per diluted share, for the same prior year period, an increase of $636,000.  The current quarter results include a tax provision of $491,000 compared to a tax provision of $134,000 in the same prior year period.  Net income for the six months ended June 30, 2011 was $1,618,000, or $0.11 per diluted share, compared to net income of $655,000, or $0.05 per diluted share, for the same prior year period, an increase of $963,000.  The results for the six months ended June 30, 2011 include a tax provision of $914,000 compared to $434,000 in the same prior year period.

Kenneth A. Paladino, President and Chief Executive Officer, stated, ”Sales grew more than 30% over the prior year quarter and is the primary reason for the higher net earnings of $828,000, more than four times the prior year period.  We are also very encouraged by the growth of our fiber optic product sales and performance of our new division.  For the six-month comparative periods, our fiber product sales have tripled and represent our fastest growing product line.

The increase in sales was primarily due to our two acquisitions, but our historical businesses also recorded sales growth as we continue to successfully increase our market share. The sequential sales decline for the quarter is primarily due to certain large customers working down their inventory positions, resulting in lower replenishment orders. Additionally, the slowing economy is negatively affecting sales.

The primary reason for the increase in our inventory and associated short-term borrowings is due to the lower sequential sales, but we believe that changes we have made in our supply chain will result in lower inventory and borrowings for the balance of the year.

Though the pace of the global economic decline is reason for concern, we believe that the combination of our flexible business model and growing position in the marketplace will enable us to continue to report positive financial results.”

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. (NASDAQ: TIII) headquartered in Edgewood, New York, designs, manufactures and sells products to service providers as well as public and private networks. Our fiber and copper products are typically found anywhere from the central office to local premise indoor or outdoor networks.  Additional information about the company can be found at www.tiinetworktechnologies.com.

Forward Looking Statement

Certain statements are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  When used in this release, words such as "may," "should," "seek," "believe," "expect," "anticipate," "estimate," "project," "intend," "strategy" and similar expressions are intended to identify forward looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that could cause our actual results, performance or achievements to differ materially from those described or implied in the forward-looking statements as a result of several factors.  We undertake no obligation to update any forward-looking statement to reflect future events. Among those factors are:
•	exposure to increases in the cost of our products, including increases in the cost of our petroleum-based plastic products and precious and semi-precious metals;
•	general economic and business conditions, especially as they pertain to the telecommunications industry;
•
potential changes in customers’ spending and purchasing policies and practices, which are effected by customers’ internal budgetary allotments that have been, and may continue to be, impacted by the current economic climate;

•	pressures from customers to reduce pricing without achieving a commensurate reduction in costs;
•
our ability to market and sell products to new markets beyond our principal copper-based telephone operating company (“Telco”) market which has been declining over the last several years, due principally to the impact of alternate technologies;

•	our ability to timely develop products and adapt our products to address technological changes, including changes in our principal market;
•	the ability of our contract manufacturer to obtain raw materials and components used in manufacturing our products;
•	competition in our principal market and new markets into which we have been seeking to expand;
•	our dependence on, and ability to retain, our “as-ordered” general supply agreements with certain of our principal customers and our ability to win new contracts;
•	our dependence on third parties for certain product development;
•
our dependence on products and product components from our China and Mexico contract manufacturer, including on-time delivery that could be interrupted as a result of third party labor disputes, political factors or shipping disruptions, quality control and exposure to changes in costs, including wages, and changes in the valuation of the Chinese Yuan and Mexican Peso;

•	weather and similar conditions, including the effect of typhoons or hurricanes on our contract manufacturer’s facilities in China and Mexico, which can disrupt production;
•
the effect of hurricanes in the United States which can affect the demand for our products and the effect of harsh winter conditions in the United States which can temporarily disrupt the installation of certain of our products by Telcos;

•	our ability to attract and retain technologically qualified personnel; and
•	the availability of financing on satisfactory terms.

Relating to our Recent Acquisitions:
·	our ability to successfully complete the integration of our recently acquired businesses, including their products, sales forces and employees into our business;
·	our ability to retain the general supply agreements of the acquired Porta Copper Products Division with two significant customers;
·	our ability to penetrate the markets and customers of the acquired products with our products, and to penetrate our existing markets with the recently acquired products;
·	our ability to execute our plans with our contract manufacturer to improve gross margins of the products of the acquired Porta Copper Products Division;
·	the stability of the Pound Sterling and Mexican Peso relative to the U.S. dollar exchange rate.

CONTACT:

Tii Network Technologies, Inc.
Kenneth A. Paladino, CEO
(631) 789-5000
-- more --

-- Statistical Tables Follow --

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Net sales	$13,576	$10,345	$28,552	$18,088
Cost of sales	8,780	6,682	19,173	11,234
Gross profit	4,796	3,663	9,379	6,854

Operating expenses:
Selling, general and administrative	2,803	2,853	5,452	4,902
Research and development	627	487	1,290	872
Total operating expenses	3,430	3,340	6,742	5,774

Operating income	1,366	323	2,637	1,080

Foreign currency transaction loss	(33)	-	(91)	-
Interest expense	(14)	-	(14)	-
Interest income	-	3	-	9

Income before income taxes	1,319	326	2,532	1,089

Income tax provision	491	134	914	434

Net income	$828	$192	$1,618	$655

Foreign currency translation adjustment	-	79	49	79

Comprehensive income	$828	$271	$1,667	$734

Net income per common share:
Basic	$0.06	$0.01	$0.12	$0.05
Diluted	$0.06	$0.01	$0.11	$0.05

Weighted average common shares outstanding:
Basic	13,833	13,677	13,804	13,636
Diluted	14,800	14,316	14,913	14,149

TII NETWORK TECHNOLOGIES, INC. AND SUBSIDIARIES
 CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)

	June 30,	December 31,
	2011	2010
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,294	$1,635
Accounts receivable, net of allowance of $160 at June 30, 2011 and $149 at December 31, 2010	9,567	8,269
Other receivable	-	396
Inventories, net	18,940	15,737
Deferred tax assets, net	1,934	2,091
Other current assets	881	463
Total current assets	32,616	28,591

Property, plant and equipment, net	9,279	9,350
Deferred tax assets, net	5,774	6,460
Intangible assets, net	2,845	2,822
Goodwill	4,611	4,102
Other assets	47	49
Total assets	$55,172	$51,374

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$7,137	$8,697
Accrued liabilities	1,968	1,690
Credit facility debt	3,000	-
Total current liabilities and total liabilities	12,105	10,387

Commitments and contingencies

Stockholders' equity:
Preferred stock, par value $1.00 per share; 1,000,000 shares authorized; no shares issued	-	-
Common stock, par value $.01 per share; 30,000,000 shares authorized; 14,637,249 shares issued and 14,619,612 shares outstanding as of June 30, 2011, and 14,601,322 shares issued and 14,583,685 shares outstanding as of December 31, 2010	147	146
Additional paid-in capital	44,224	43,812
Accumulated deficit	(1,219)	(2,837)
Accumulated other comprehensive income - foreign currency translation	196	147
	43,348	41,268
Less: Treasury shares, at cost, 17,637 common shares at June 30, 2011 and December 31, 2010	(281)	(281)
Total stockholders' equity	43,067	40,987

Total liabilities and stockholders' equity	$55,172	$51,374